Exhibit 99
News Release
For Release: Immediately
Commercial Bancshares, Inc.
UPPER SANDUSKY, OHIO — June 22, 2007 — Commercial Bancshares, Inc. (CMOH) has accepted the resignation of Philip Kinley, President and CEO, effective June 30, 2007. Mr. Kinley plans to pursue another opportunity.
Mike Shope, Chairman of the Board, will serve as interim President and CEO. A search committee has been formed by the Board of Directors to locate a new President and CEO.
Mr. Shope said, “We are sorry to lose Phil, he was a real asset to the bank. He served the bank for 23 years in many different capacities. He was active in the community and was extremely well liked by customers, employees and shareholders. Phil will be missed by all and we wish him the very best in his future endeavors.”
Mr. Shope has an extensive financial background and previous banking experience. He started his career as a CPA (now inactive) with Price Waterhouse & Co. He also served as Corporate Treasurer for Libbey-Owens-Ford Co. /Pilkington Inc. and retired as Chief Financial Officer of Walbro Corp. His banking experience includes serving as head of the Accounting Division of Huntington National Bank, serving as Corporate Contoller of BancOhio National Bank until it was acquired by National City Bank and serving as a Director and as Executive Vice President, Chief Operating Officer and Chief Financial Officer of State Savings and Loan Co., a $600 million financial institution that was acquired by First Nationwide Corp.
Commercial Bancshares, Inc. is the parent company of the Commercial Savings Bank. The Company is based in Upper Sandusky and has banking offices in Wyandot, Hancock, Marion, and Franklin counties.